N E W S  R E L E A S E

URS Corporation                                 For Immediate Release
                                                For Further Information Contact:
100 California Street, Suite 500
San Francisco, California 94111-4529
Telephone: (415) 774-2700
Fascimile: (415) 398-1905

                   URS Corporation to Acquire Woodward-Clyde

     SAN FRANCISCO,  and DENVER,  Aug. 19 /PRNewswire/ -- URS Corporation (NYSE:
URS), the nation's 17th largest engineering firm, and privately-held Woodward-Clyde Group, Inc., the nation's 22nd largest engineering firm, today jointly announced that they have signed a definitive agreement for URS to acquire Woodward-Clyde. The proposed combination will create the nation's fifth largest engineering firm, with revenues of approximately $800 million and more than 6,000 employees. The acquisition, which is scheduled to close in November, is not expected to have a material impact on earnings for URS' fiscal year ending October 31, 1998.

     Terms of the definitive agreement call for Woodward-Clyde stockholders to receive $100 million, comprised of URS common stock valued at $65 million plus $35 million in cash, subject to adjustments in certain circumstances. The transaction is subject to the approval of the stockholders of both companies as well as regulatory and other approvals, and other typical conditions to closing.

     "The strategic and operational attributes of this acquisition are considerable," stated Martin M. Koffel, URS Chairman and Chief Executive Officer. "Woodward-Clyde has a very strong private sector client base, which complements URS' strength in public sector work. Geographically, there is little overlap among our offices in the U.S. or overseas. Domestically, the combination balances the geographic distribution of resources to create a dynamic national firm with the ability to provide a full range of services anywhere in the country. Woodward-Clyde also provides a major international presence, with 29 offices in key European and Asia/Pacific markets. Our combined revenue base will escalate URS into one of the leading engineering firms and further enhance our opportunities to win large, high profile contracts."

     "We are quite excited about the mutual benefits afforded both companies as a result of this transaction," stated Jean-Yves Perez, President and Chief Executive Officer of Woodward-Clyde. "By joining URS, we enhance the prospects for Woodward-Clyde's growth as well as provide a platform for the introduction of URS' services into key international and private sector markets. Woodward-Clyde's expertise in environmental consulting and geotechnical engineering will complement URS' services in the transportation market. Conversely, URS' environmental practice supplements Woodward-Clyde's capabilities. We are confident that our clients will benefit from the combination.

     In connection with the acquisition, it is expected that Mr. Perez and Frank
S. Waller, Chairman of the Board of Woodward-Clyde, will join the URS Board of Directors.


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     Founded in 1950 and headquartered in Denver,  Colorado,  Woodward-Clyde has
55 offices in 36 states and 29 offices in 15 countries outside of the U.S. , generating approximately $320 million in worldwide revenue in 1996. European operations include branch offices in Germany, Switzerland, France, Spain, Italy and the United Kingdom. In the Asia/Pacific region, the Company has a major presence with eight Australian offices, three New Zealand offices, and branches in Hong Kong, Indonesia, Malaysia, the Philippines and the Solomon Islands. Approximately 40% of the Company's revenues are derived from U.S.-based projects for private sector clients, 35% from federal, state and local government agencies and 25% from projects outside the U.S. Woodward-Clyde is a leading
multinational   professional   services  firm   specializing  in  infrastructure
projects, including environmental and waste management, pollution control, water resources, geothechnical engineering and geo-civil construction. The Company serves clients in the chemical, oil and gas manufacturing, pharmaceutical, forest product, mining, water supply, commercial development and utilities industries, including more that 250 of the Fortune 500 companies.

     For the first six months of the fiscal year ending October 31, 1997, URS reported revenue gains of 73% to 195.5 million, and earnings per share gains of 59% to $.46 per share, compared to the same period in 1996. For the year ended October 31, 1996, the Company generated revenues of $305 million and earnings of $.80 per share.

     Headquartered in San Francisco, URS offers a broad range of planning, design, and program and construction management services through 35 principal offices located nationwide. The Company serves public and private sector clients on infrastructure projects involving air and surface transportation systems, institutional and commercial facilities, pollution control, water resources and hazardous waste management programs.

     This press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that might cause such a difference include, but are not limited to, those discussed in the Company's Form 10-K for the fiscal year ended October 31, 1996, the Company's Form 10-Q for the second quarter ended April 30, 1997 (the "10-Q") and those incorporated by reference in the 10-Q from the Company's Form S-8 Registration Statement, as amended (File No. 33-61230), filed with the Securities and Exchange Commission.

     SOURCE URS Corporation
     -0-                      08/19/97

     /CONTACT: Douglas Sherk, Chris Danne or Todd Friedman of Morgen-Walke Assoc., Inc., 415-296-7383, for URS Corporation; or Kent P. Ainsworth, Executive Vice President & Chief Financial Officer of URS Corporation, 415-774-2700/
     (URS)